Exhibit 99.01

07/09/2012	TONIX to raise capital this year, to consider partnership or sale in 18 months, CEO says Proprietary Intelligence

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TONIX Pharmaceuticals (OTC: TNXP), a New York-based specialty pharmaceutical company, expects to raise funds this fall and should select a mid-tier bank within two months, according to CEO Seth Lederman.

The company, with a USD 34m market cap, currently is interviewing banks to lead the offering. Lederman said the funds would be applied to advance the company’s flagship drug, TNX-102, as a treatment for fibromyalgia syndrome and post-traumatic stress disorder (PTSD). TONIX expects to enroll patients in its first, 300-patient, Phase III study for TNX-102 in the first quarter of next year.

After the first Phase III study is completed, Lederman said TONIX plans to enter a partnership or sale of the company in the first quarter of 2014. If the company entered a partnership for TNX-102, Lederman said an upfront payment of USD 150m would be anticipated.

Driving the confidence at TONIX is strong Phase II data for TNX-102 as a treatment for fibromyalgia, as well as a different approach to treating the condition by the TONIX drug, said Lederman. Fibromyalgia is characterized by scientists and researchers as a syndrome in which patients experience long-term, body-wide pain, as well as tenderness in the joints, muscles and other soft tissues. The syndrome also has been linked to fatigue, sleep problems, headaches, depression and anxiety.

Pfizer’s Lyrica (pregabalin) and Eli Lilly’s Cymbalta (duloxetine) are indicated for fibromyalgia, but primarily are designed to treat the pain and depression conditions of the disease. Savella (milnacipran), from Forest Laboratories, is indicated only for fibromyalgia; the drug works as a serotonin and norepinephrine reuptake inhibitor (SNRI), a class of drugs which primarily is aimed at treating depression and anxiety disorders.

TNX-102 is aimed at improving the quality of sleep in fibromyalgia patients, said Lederman. Early studies of TNX-102 appeared to demonstrate the drug candidate improved the quality, not the duration, of sleep in patients taking TNX-102. The higher quality of sleep appears to improve how the brain functions during sleep and subsequent daily activity, leading to less fibromyalgia symptoms, according to Lederman.

The company expects to conduct two Phase III trials of TNX-102, said Lederman. The cost of completing both 12-week trials should be slightly less than USD 20m. TONIX expects to conduct and fund the first, 300-patient Phase III trial by itself, said Lederman. It wants to secure a partner or sale for the second trial by the start of 2014.

The NIH estimates approximately 5m people suffer from fibromyalgia and most remain untreated. With such a large population untreated, Lederman expects TONIX could reach a valuation between USD 500m and USD 700m in 18 months after the first Phase III trial is completed next year. Positive results from the first Phase III study would yield strong partnership or bidder interest, added Lederman, given the need of pharmaceutical companies to fill their pipelines.

TONIX became a public company in October 2011, trading on the OTC. It needs to list for at least one year on its initial exchange before transitioning to the NASDAQ, said Lederman. Previous owners of TONIX retained 85% of equity after the reverse merger; Lederman owns approximately 43.09% of the common stock.

Dawson James was the financial adviser for the reverse merger. Lederman said a mid-tier investment bank likely would lead the USD 15m to USD 25m PIPE this fall.

Ropes & Gray acts as the company’s IP counsel, while Wiggan & Dana provide counsel in strategy and M&A. Lederman said the company likely would use Wiggan & Dana as advisers on a partnership deal, but would engage an investment bank for a sale.

by William Langbein San Francisco